File No. 33-54733
Filed pursuant to
Rule 424(b)(3) and
Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 8
 (To Prospectus dated July 26, 1994)

11,789,419 Shares

PepsiCo, Inc.

COMMON STOCK
(Par Value 1–2/3 Cents per Share)
Available to be Resold

        The following information updates and supplements the prospectus dated July 26, 1994 (the “Prospectus”) covering affiliate reoffers and resales of PepsiCo, Inc. Common Stock, par value 1–2/3 cents per share, which were acquired under PepsiCo’s 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo’s 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

        The “Selling Stockholders” information is updated and restated in its entirety as follows:

STOCKHOLDERS ELIGIBLE TO RESELL

Name and Material Relationships with PepsiCo Since October 1999	Shares of Common Stock Available to be Resold (whether or not there is a present intent to do so)	Shares of Common Stock Beneficially Owned	Shares of Common Stock Subject to Right to Acquire Prior to October 29, 2003
David R. Andrews Senior Vice President, Government Affairs, General Counsel and Secretary	36,000	0	36,000
Peter A. Bridgman Senior Vice President and Controller; Senior Vice President and Controller, The Pepsi Bottling Group, Inc.	105,561	3,056	105,561
Abelardo E. Bru President and Chief Executive Officer, Frito-Lay North America	1,006,122	4,443	1,006,122
Roger A. Enrico Director; Vice Chairman; Chairman and Chief Executive Officer	4,013,235	50,095	4,005,142
Matthew M. McKenna Senior Vice President of Finance; Senior Vice President and Treasurer	360,214	564	360,214
Margaret D. Moore Senior Vice President, Human Resources; Senior Vice President and Treasurer, The Pepsi Bottling Group, Inc.	291,370	27,759	281,870
Indra K. Nooyi Director; President and Chief Financial Officer; Senior Vice President and Chief Financial Officer; Senior Vice President, Corporate Strategy and Development	716,806	1,275	716,806
Lionel L. Nowell, III Senior Vice President and Treasurer; Executive Vice President and Chief Financial Officer, The Pepsi Bottling Group, Inc.; Senior Vice President and Controller	305,504	423	305,504
Rogelio Rebolledo President and Chief Executive Officer, Frito-Lay International; President and Chief Executive Officer, Frito-Lay Latin America, Asia Pacific and Australia Regions; Chief Operating Officer, PepsiCo Foods International	973,151	36	973,151
Steven S Reinemund Director; Chairman and Chief Executive Officer; President and Chief Operating Officer; Chairman and Chief Executive Officer, The Frito- Lay Company	1,581,643	11,273	1,577,381
Gary M. Rodkin President and Chief Executive Officer, PepsiCo Beverages and Foods North America; Chief Executive Officer, Pepsi-Cola North America	695,624	3,761	695,624
Peter M. Thompson President and Chief Executive Officer, PepsiCo Beverages International; President and Chief Executive Officer, Pepsi-Cola International	1,122,905	23,757	1,122,905
Karl M. von der Heyden Director; Vice Chairman; Chief Financial Officer	581,284	40,000	581,284

October 30, 2002

__________________________________________________________________
The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road,
Purchase, New York 10577